Exhibit 10.4

DCP Services, LLC
2008 Long-Term Incentive Plan
Strategic Performance Unit Grant Agreement

Grantee:            _____________
Grant Date:             _____________
Performance Period:        The three-year period beginning on January 1, 2017

1.
Grant of Strategic Performance Units. DCP Services, LLC (the “Company”) hereby grants to you Strategic Performance Units (“SPUs”) allocated as ____ Phillips 66 units and _____ Enbridge units under the DCP Services, LLC 2008 Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein. The number of SPUs has been determined based on the average closing price of the Phillips 66 (50%) and Enbridge (50%) equity during the last twenty trading days immediately prior to the Grant Date and includes a tandem Dividend Equivalent Right (“DER”) grant with respect to each SPU. The Company will establish a DER bookkeeping account for you with respect to each SPU granted that shall be credited with an amount equal to the cash dividends, expressed in US dollars, made during the Performance Period with respect to the Phillips 66 and Enbridge common shares. Unless otherwise defined herein, terms used, but not defined, in this Grant Agreement shall have the same meaning as set forth in the Plan.

2.
Performance Goals and Vesting. The SPUs granted hereunder shall become Vested only if (i) the Strategic Performance goals set forth in the Performance Schedule attached hereto are achieved at the end of the Performance Period and (ii) you have not incurred a Termination of Service prior to the end of the Performance Period, except as provided in Paragraph 3 below. To the extent the Strategic Performance goals are not achieved, the SPUs shall be forfeited automatically at the end of the Performance Period without payment.

3.
Contingent Vesting Events. You may become contingently Vested prior to the end of the Performance Period as provided below, but unless the Strategic Performance goals for the Performance Period are achieved, you will not become entitled to a payment with respect to SPUs.

(a)
Death, Disability, Retirement or Layoff. If you incur a Termination of Service after the first anniversary of your initial Grant Date for the year, as a result of your death, Disability, Retirement or Layoff, a percentage of your SPUs will become contingently Vested in a pro-rata share (rounded to the nearest whole SPU) based on the number of days in the Performance Period that have lapsed through the date of your Termination of Service over the total number of days in the Performance Period. The number of your SPUs that do not become contingently Vested as provided above will be forfeited automatically on the date of your Termination of Service without payment.

(b)
Other Terminations of Service. If your Termination of Service occurs prior to the end of the Performance Period for any reason other than as provided in Paragraph 3(a) above, all of your SPUs shall be forfeited without payment automatically upon the date of your Termination of Service.

4.
Transfer of Partnership Interests by Phillips 66 or Enbridge. In the event the membership interest of either Phillips 66 or Enbridge in DCP Midstream, LLC is transferred, then the SPUs allocated based on the transferring entity may be modified to use the common stock of any such successor owner of DCP Midstream, LLC as determined in the sole discretion of the Compensation Committee.

Exhibit 10.4

5.	Payments.

(a)
SPUs. As soon as administratively practicable after the last day of the Performance Period the Committee will determine whether, and the extent to which, the Strategic Performance goals set forth on the Performance Schedule have been achieved and the number of your SPUs that have become Vested as a result of such achievement. The Company will then pay you in cash, an amount equal to the average closing price of your Vested SPUs based on the last twenty trading days immediately prior to the end of the Performance Period, less any taxes the Company is required to withhold from such payment. Payment will be made as soon as practicable after the end of the Performance Period, but no later than 2½ months following the end of the Plan year in which the Performance Period terminates unless deferred into the Executive Deferred Compensation Plan in accordance with Code Section 409A less all applicable taxes required to be withheld therefrom.

(b)
DERs. As soon as administratively practicable after the end of the Performance Period (but no later than 2½ months following the end of the calendar year in which the Performance Period terminates), the Company shall pay you in cash, with respect to each SPU that became Vested at the end of the Performance Period, an amount equal to the DERs credited to your DER account during the Performance Period with respect to such Vested SPUs, less any taxes the Company is required to withhold from such payment.

6.
Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or by a beneficiary designation form filed with the Company in accordance with the procedures established by the Company for such designation, and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

8.
Entire Agreement. This Agreement along with the Plan constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the SPUs granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

9.	Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

10.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to conflicts of laws or principles thereof.

Exhibit 10.4

11.
Plan Controls. By accepting this Grant, you acknowledge and agree that the SPUs are granted under and governed by the terms and conditions of this Agreement and the Plan, a copy of which has been furnished to you. In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control. All decisions or interpretations of the Committee upon any questions relating to the Plan or this Agreement are binding, conclusive and final on all persons.

DCP Services, LLC

By:
Name:
Title:

Grantee Acknowledgement and Acceptance

By:
Name:

Exhibit 10.4

Performance Schedule